EXECUTIVE EMPLOYMENT AGREEMENT

         AGREEMENT made the 14TH day of OCTOBER , 1996, by and between COMPSCRIPT, INC., a Florida corporation, with its principal office at 1225 N.W. Broken Sound Parkway, Suite A, Boca Raton, Florida 33487 (the "Company") and JOHN CHISTE, whose residence address is 9194 Marquis Court, Boynton Beach, Florida (the "Executive").

         The Company and the Executive hereby agree as follows with respect to the Executive's employment with the Company.

          1. EMPLOYMENT. The Company shall employ the executive and the executive shall be employed with the Company, on the terms and conditions hereafter set forth, for a period commencing January 1, 1997 and ending December 31, 1999, (the "Employment Period"), except as hereinafter provided. During his employment hereunder, the Executive shall be the Company's Chief Financial Officer, under the direction of the Chief Executive officer. The Executive's principal place of employment shall be Boca Raton, Florida.

          2. EXCLUSIVE EFFORTS. The Executive shall devote his best efforts, skills and attention exclusively to the business and affairs of the Company, shall serve the Company faithfully and competently and shall, at all times, act in the Company's best interest. The services to be rendered by Executive during the Employment Period shall be the normal duties of a person employed as a Chief Financial Officer by a corporation in the Company's business, subject at all times to the direction and control of the Company's Chief Executive Officer. During his employment by the Company, the Executive shall not, either directly or indirectly, (a) represent or be employed by any other person, firm or corporation; (b) have any interest in or involvement with any person, firm or corporation the business of which is competitive with any aspect of the business of the Company; provided, however, that nothing herein shall be construed to prevent Executive from investing his personal assets in other entities which do not compete with the Company where the form and manner of such investment will not require service on the part of Employee in the operation of the affairs of the business in which such investments are made and in which his participation is solely that of a passive investor; and further providing nothing herein shall prevent Executive from consulting with Computer Integration Corp. during the period ending February 28, 1997.

          3.      BASE COMPENSATIONS.

                  (a) The Company shall pay to the Executive, and the Executive agrees to accept, minimum base compensation of One Hundred Twenty Thousand Dollars ($120,000.00) per year, which base compensation shall increase by five percent (5%) per year beginning January 1, 1998.


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                  (b) The compensation provided for in Paragraph 3(a) shall be in addition to any pension or retirement benefits, life insurance, hospital and medical, disability, and other benefits made generally available by the Company, in its sole discretion, if any, to its executive offices and other employees.

          4.      BONUS COMPENSATION.

                  (a) Executive shall be entitled to receive a minimum bonus equal to 10% of the base salary of the Executive for each year during the term hereof. Such minimum bonus may be increased from time to time at the discretion of the Chief Executive Officer.

                  (b) In addition to the minimum bonus provided in Paragraph 4(a), the Executive shall also be entitled to receive discretionary bonuses from time to time at the discretion of the Chief Executive Officer, relating to the Executive's role in acquisitions, financing and equity transactions.

          5. STOCK OPTIONS. Executive shall receive, upon execution of this Employment Agreement, non-qualified stock options, which options will vest immediately, for 80,000 shares of CompScript common stock at an exercise price of $5.13 per share as recorded on the day of the beginning of this employment negotiation.

         6. BENEFIT PLANS. The Executive shall be entitled to participate, to the extent eligible, in medical, dental, hospital, group life insurance and other fringe benefit programs from time to time made available to the Company's executives.

                  (a) Beginning on January 1, 1998, the Company will subsidize 75% of the cost of providing medical and dental insurance for the Executive and his family.

                  (b) Reimbursement for all professional, education and license fees.

          7. BUSINESS EXPENSE. The Executive shall be reimbursed for all usual expenses incurred on behalf of the Company, in accordance with Company practices and procedures, provided that:

                  (a) Each such expenditure is of an nature qualifying it as a proper deduction on the federal and state income tax returns of the Company as a business expense and not as deductible compensation to Executive; and

                  (b) Executive furnished the Company with adequate documentary evidence required by federal and state statutes and regulations for the substantiation of such expenditures as deductible business expenses of the Company and not as deductible compensation to Executive.


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         8. AUTOMOBILE EXPENSE. During the Employment period, Executive shall be entitled to reimbursement by the Company for Executive's monthly automobile allowance in the amount of $500 per month, commencing January 1, 1998.
Automobile expenses including gas, oil and tolls shall be reimbursed commencing January 1, 1997.

         9. VACATION. Employee shall be entitled to a paid vacation of three (3) calendar weeks per year for the duration of the Employment Period. Any unused vocation time for each calendar year of the Employment Period shall be forfeited by Executive if not used during such year. Executive shall also be entitled to all paid holidays made generally available by the Company to its executive officers.

         10. DEATH OR DISABILITY. Notwithstanding anything to the contrary contained in Paragraph 1 above, if, while the Executive is employed by the Company,he dies or suffers a physical or mental disability which prevents him, for a period of three (3) consecutive months, from performing his duties hereunder in a satisfactory manner, his employment shall terminate effective the date of death or the end of such three 93) month period, as applicable. In the event of such termination, the Executive's compensation and fringe benefits (to the extent practicable) shall be continued for a period of six (6) months after such termination, and shall be paid to the Executive if he is alive, or to his spouse, if deceased.

         11.      TERMINATION.

                  (a) This Agreement may be immediately terminated by the Company at anytime during the Employment Period for cause.

                  (b) This Agreement may be terminated by either the Company, without cause, or the Executive upon sixty (60) days written notice to the other party.

                  (c) In the event of termination by the Company for cause or at the election of the Executive, the Company shall be obligated only to continue to pay to Executive his compensation, including any bonus compensation to which Executive may be entitled to pursuant to Paragraph 4 hereof, earned up to the date of termination under Paragraph 3. In addition, Company shall pay any vested benefits, if any, owed to Executive under any plan provided for Executive under Paragraph 6 hereof in accordance with the terms of such plan as in effect on the date of termination of employment under this Paragraph 11.

                  (d) In the event of termination by the Company without cause, the Company shall be obligated to continue to pay Executive his compensation earned up to the date of termination, including any bonus compensation to which executive may be entitled to pursuant to Paragraph 4 hereof, plus continued compensation for the remainder of the employment period, at the times and in the manner as if such termination had not occurred. If such termination occurs after December 31, 1998, the


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Executive is to receive an additional amount of $200,000 within ten days of such termination.

                  (e) For purpose of the Agreement, "cause" shall mean any act involving gross negligence, gross misfeasance, gross malfeasance, willful misconduct, or breach of any provision of this Agreement.

         12. SUCCESSORS; BINDING AGREEMENT. The Company will require any successor (whether direct or indirect, friendly or hostile, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to compensate the Executive on the same terms as he would be entitled to hereunder if he was terminated without cause under Paragraph 11(b) and (d), except that for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Date of Termination. As used in this Agreement, "Company" shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid.

         13.      RESTRICTIVE COVENANTS.

                  (a) Executive recognizes that he has acquired knowledge of certain trade secrets, information, data, know-how and knowledge (including, but not limited to, trade secrets, information, date, know-how and knowledge relating to customers, suppliers, sales market programs, costs, products, apparatus, equipment, processes, manufacturing methods, compositions, designs, plans and employees) belonging to, or relating to the affairs of the Company (collectively referred to as "Trade Secrets"). Accordingly, during the Employment Period and at all times thereafter, Executive agrees not to divulge, communicate, use to the detriment of the Company or for the benefit of any other person or persons, or misuse in any way, any Confidential Information or Trade Secrets relating to the Company and its business, Executive acknowledges and agrees that any information or data he has acquired on any of these matters or items was received in confidence and as a fiduciary of the Company.

                  (b) all times during the Employment Period and thereafter, Executive shall not, directly or indirectly, induce, influence, combine or conspire with, or attempt to induct, influence, combine or conspire with, any of the officers, employees, or consultants of the Company to terminate their employment with or compete against the Company or any future subsidiaries, parents or affiliates of the Company in the business of wholesale distribution, exportation of pharmaceuticals, and providing without limitation, support, durable medical equipment sale and rental, laboratory testing, x-ray speech, physical therapy, and consulting services to the Long Term Care, Institutional Care, and Alternate Care markets and provides mail service pharmaceuticals and pharmacy benefits management for others (the "Business").


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                  (c) Executive acknowledges that his services and
responsibilities are unique in character and are of particular significance to the Company, that the Company is a competitive business with a worldwide market and Executive's continued and exclusive service to the Company under this Agreement is of a high degree of importance to the Company. Therefore, during the Employment Period and, if Executive is either terminated for cause or voluntarily terminates his employment with the Company, for an additional period of two (2) years following the date Executive is terminated or voluntarily terminates his employment with the Company (the "Noncompete Period"), for any reason whatsoever, Executive shall not, directly or indirectly, engage in the business, except as an employee or agent of the Company, and shall not, directly or indirectly, as owner, partner, joint venturer, employee, broker, agent, corporate officer, principal, licensor, shareholder (unless as owner of no more than five percent (5%) of the issued and outstanding capital stock of such entity if such stock is traded on a major securities exchange or otherwise as a purely passive shareholder) or in any other capacity whatsoever, engage in or have any connection with any business which is competitive with the Business, and which operates anywhere in the world. In the event Executive is terminated by the Company without cause prior to the expiration of the Employment Period, the Noncompete Period shall be modified such that it expires on the date of such involuntary termination.

         (d) If, in any judicial proceeding, a court shall refuse to enforce any of the covenants included in this Paragraph 13, then such enforceable covenant shall be amended to relate to such lesser period or geographical area as shall be enforceable. In the event the Company or Purchaser should bring any legal action or other proceeding against Executive for enforcement of this Agreement, the calculation of the Noncompete Period, if any, shall not include the period of time commencing with the filing of legal action or other proceeding to enforce this Agreement through the date of final judgment or final resolution, including all appeals, if any, of such legal action or other proceeding unless the Company is receiving the practical benefits of this Paragraph 13 during such time. The existence of any claim or cause of action by Executive against the Company predicated on this Agreement shall not constitute a defense to the enforcement by the Company of these covenants.

         (e) Executive hereby acknowledges that the restrictions on his activity as contained in this Agreement are required for the Company's reasonable protection and is a material inducement to the Company to enter into this Agreement. executive hereby agrees that in the event of the violation by him of any of the provisions of this Agreement, the Company will be entitled to institute and prosecute proceedings at law or in equity to obtain damages with respect to such violation or to enforce the specific performance of this Agreement by Executive or to enjoin Executive from engaging in any activity in violation hereof.


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         14. BINDING EFFECT. Except as herein otherwise provided, this Agreement shall inure to the benefit of and shall be binding upon the parties hereto, their personal representatives, successors, heirs and assigns.

         15. SEVERABILITY. Invalidity or unenforceability of any provision hereof shall in no way affect the validity of enforceability of any other provisions.

         16. TERMINOLOGY. All personal pronouns used in this Agreement, whether used in the masculine, feminine or neuter gender, shall include all other genders; the singular shall include the plural and vice versa. Titles of paragraphs are for convenience only, and neither limit nor amplify the provisions of the Agreement itself.

         17. GOVERNING LAW. This Agreement shall be governed and construed in accordance with the law of the State of Florida.

         18. ENTIRE AGREEMENT. This Agreement contains the entire understanding between the parties and may not be changed or modified except by an agreement in writing signed by all the parties.

         19. NOTICE. Any notice requiring or permitted to be delivered hereunder shall be deemed to be delivered when deposited in the United States mail, postage prepaid, registered or certified mail, return receipt requested, addressed to the parties at addresses first stated herein, or to such other address as either party hereto shall from time to time designate to the other party by notice in writing as provided herein.

         20. OTHER INSTRUMENTS. The parties hereby covenant and agree that they will execute such other and further instruments and documents as are or may become necessary or convenient to effectuate and carry out the terms of this Agreement.

         21. COUNTERPARTS. This Agreement may be executed in any number of counterparts and each such counterpart shall for all purposes be deemed an original.

         22. ASSIGNABILITY. This Agreement shall not be assigned by either party, except with the written consent of the other.

         23. ATTORNEYS' FEES. In any litigation arising out of this Agreement, the prevailing party shall be entitled to all costs and expenses, including reasonable attorneys' fees.


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         IN WITNESS WHEREOF, this Agreement has been duly signed by the
Executive and on behalf of the Company on the day and year first above written.

COMPSCRIPT, INC.                              EXECUTIVE

By: /S/ BRIAN KAHAN                          /S/ JOHN CHISTE
    --------------------------               ----------------------
    Brian A. Kahan                           John Chiste
    Chief Executive Officer



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